RESTATED CERTIFICATE OF INCORPORATION

OF

INTEGER HOLDINGS CORPORATION

INTEGER HOLDINGS CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is INTEGER HOLDINGS CORPORATION (the “Corporation”).

2.
The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 13, 1997 under the name WGL Holdings, Inc. A subsequent Amended and Restated Certificate of Incorporation under the name Wilson Greatbatch Technologies, Inc. was filed with the Secretary of State of the State of Delaware on September 25, 2000, which has been subsequently amended.

3.
That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed restatement of the Amended and Restated Certificate of Incorporation of the Corporation.

4.
That said restatement was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. The restatement only restates and integrates and does not further amend the provisions of the Corporation’s Amended and Restated Certificate of Incorporation as theretofore amended, and that there is no discrepancy between those provisions and the provisions of the Restated Certificate of Incorporation set forth herein.

5.	The Restated Certificate of Incorporation is hereby restated to read in its entirety as follows:

FIRST:                     The name of the Corporation is “INTEGER HOLDINGS CORPORATION” (the “Corporation”).

SECOND:                 The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.  The registered agent for the Corporation at such address is The Corporation Trust Company.

THIRD:                    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended from time to time (the “DGCL”').

FOURTH:                 The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 200,000,000 shares, consisting of

(i)	100,000,000 shares of Preferred Stock, $.001 par value per share, and

(ii)	100,000,000 shares of Common Stock, $.001 par value per share.

Except as otherwise provided by law, the shares of capital stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such lawful consideration and for such corporate purpose(s) as the Board of Directors may from time to time determine.

Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors; provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this paragraph FOURTH.  Each series of Preferred Stock shall be distinctly designated.  The Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issuance of a particular series of Preferred Stock, the voting powers, if any, of each such series, and the designations, preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Restated Certificate of Incorporation and the laws of the State of Delaware.

Subject to the provisions of applicable law or of the Corporation's By-Laws with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law, by this Restated Certificate of Incorporation or by the resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock as aforesaid, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors of the Corporation and for all other purposes as prescribed by applicable law, with each holder of record of shares of Common Stock having voting power being entitled to one vote for each share of Common Stock registered in his or its name on the books, registers and/or accounts of the Corporation.

FIFTH:                      A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not taken or omitted to be taken in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit.  Neither the amendment nor the repeal of this paragraph FIFTH nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this paragraph FIFTH shall eliminate or reduce the effect of this paragraph FIFTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph FIFTH, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the DGCL and any other applicable law, as from time to time in effect, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.  Such right of indemnification shall not be deemed exclusive of any other rights to which such director, officer, employee or agent may be entitled apart from the foregoing provisions.

SIXTH:                      The Board of Directors is expressly authorized to amend, alter, change, adopt or repeal any or all of the By-Laws of the Corporation.

*  *  *  *

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed in its corporate name by its Senior Vice President, Secretary and General Counsel, on this 8th day of August, 2016.

INTEGER HOLDINGS CORPORATION

By:	/s/ Timothy G. McEvoy
Name:	Timothy G. McEvoy
Title:	Senior Vice President, Secretary and General Counsel

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